 Exhibit 99.1

PRESS RELEASE

Santa Monica Media Corporation
12121 Wilshire Boulevard, Suite 1001
Los Angeles, CA 90025

Contact Information:	David M. Marshall Chief Executive Officer Santa Monica Media Corporation 310-526-3222

SANTA MONICA MEDIA CORPORATION RECEIVES NOTICE FROM EXCHANGE

LOS ANGELES, CA – February 17, 2009 – Santa Monica Media Corporation (NYSE ALTERNEXT US: MEJ.U, MEJ, MEJ.WS) announced today that it received notice from the NYSE Alternext US, LLC (“Exchange”) indicating that it was below certain additional continued listing standards of the Exchange, specifically that the Company had not held an annual meeting of stockholders in 2008, as set forth in Section 704 of the Exchange’s Company Guide.  The notification from the Exchange indicates that the Company has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 11, 2009.  Upon receipt of the Company’s plan, which the Company anticipates filing with the Exchange prior to the March 10, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted.  If accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff.  If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

Santa Monica Media Corporation is a blank check company organized for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses in the in the communications, media, gaming and/or entertainment industry.

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This release contains forward-looking statements including financial projections as to operating cost savings and the Company’s plans.  These forward-looking statements are not historical facts but rather are based on current expectations and projections about the Company and management’s beliefs and assumptions.  Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “ seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.